EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2016

CONFERENCE CALL TRANSCRIPT

OCTOBER 24, 2016 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated doing business as 1-800-PetMeds Conference Call to review the Financial Results for the second fiscal Quarter that ended on September 30, 2016. At the request of the Company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail, and print advertising campaigns, which direct consumers to order by phone or through the Internet and aim to increase the recognition of the PetMed’s family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir, you may begin.

Bruce Rosenbloom:

Thank you. I’d like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I’d like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements may involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Menderes Akdag:

Thank you, Bruce. Welcome, everyone and thank you for joining us. Today we will review the highlights of our financial results.  We’ll compare our second fiscal quarter and six months ended on September 30, 2016 to last year’s quarter and six months ended on September 30, 2015.

For the second fiscal quarter ended on September 30, 2016, sales were $60.8 million compared to $56.7 million for the same period the prior year, an increase of 7.2%. For the six months ended on September 30, 2016, sales were $133.3 million compared to $128.4 million for the six months the prior year, an increase of 3.8%. The increases in sales were due to increases in new order and reorder sales. The average order value was approximately $82 for the quarter compared to $80 for the same period last year.

For the second fiscal quarter net income was $4.9 million, or $0.24 diluted per share compared to $4.5 million, or $0.22 diluted per share for the same quarter the prior year, an increase to net income of 8.8%, and for the six months net income was $11.5 million, or $0.56 diluted per share compared to $10.3 million, or $0.51 cents diluted per share a year ago, an increase to net income of 12%.

Reorder sales increased by 7.4% to $50.1 million for the quarter, compared to reorder sales of $46.7 million for the same quarter the prior year. For the six months the reorder sales increased by 2.9% to $109.3 million, compared to $106.2 million for the same period last year. New order sales increased by 6.3% to $10.7 million for the quarter compared to $10.1 million for the same period the prior year. For the six months, the new order sales increased by 8.5% to $24.0 million compared to $22.1 million for the same period last year. We acquired approximately 131,000 new customers in our second fiscal quarter compared to 127,000 for the same period the prior year, and we acquired approximately 289,000 new customers in the six months compared to 275,000 for the same period a year ago.

Exhibit 99.1  Page 1 of 2

Approximately 82% of our sales were generated on our website for the quarter compared to 81% for the same period the prior year. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-seasons.

For the second fiscal quarter our gross profit as a percent of sales was 29.7% compared to 33.3% for the same period the prior year, and for the six months our gross profit as a percent of sales was 30.4% compared to 32.6% for the same period a year ago. The percentage decrease was due to additional discounts given to customers to increase sales.

Our general and administrative expenses as a percent of sales were relatively flat for the quarter compared to the same quarter last year and it was slightly up for the six months.

For the quarter, we spent $4.4 million in advertising compared to $6.2 million for the same quarter the prior year. For the six months we spent $10.1 million in advertising compared to $14.1 million during the same period a year ago. The advertising costs of acquiring a customer was approximately $33 for the quarter compared to $49 for the same quarter the prior year, and for the six months it was $35 compared to $51 for the six months the prior year. We were much more efficient compared to last year.

We had $51.9 million in cash and cash equivalents, and $14.8 million in inventory, with no debt as of September 30, 2016. Net cash from operations for the six months was $27.8 million compared to $14.0 million for the same period last year. The increase was mainly due to decreases in inventory.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Okay. Our first question comes from Erin Wilson from Credit Suisse. Your line is now open. I’m sorry the line got disconnected. And at the moment, speakers, we show no questions on queue.

[Due to technical difficulties we were unable to continue with the analyst’s question and answer session]

Menderes Akdag:

Okay thank you. We are currently preparing to move into our new corporate headquarters and distribution center, which is expected to occur in this quarter. This wraps up today’s conference call. Thank you for joining us. Operator, this now ends the conference call.

END

Exhibit 99.1  Page 2 of 2